SUNOPTA BIOPROCESS INC.

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT is made as of this 7th day of June, 2007.

BETWEEN:

SUNOPTA BIOPROCESS INC.,

a corporation incorporated under the laws of Canada

(the “Corporation”)

- and -

Each of the Purchasers listed on Schedule A

(collectively, the “Purchasers”)

RECITALS:

A.

The obligations of the Corporation and the Purchasers under a stock purchase agreement dated as of the date of this Agreement (the “Purchase Agreement”) are conditioned upon, among other things, the execution and delivery of this Agreement;

B.

The Corporation has agreed to grant, and the Purchasers desire to be granted, the rights created by this Agreement;

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties to this Agreement agree as follows:

1.

Definitions

In this Agreement,

1.1.

“33 Act” means the United States Securities Act of 1933, as amended, or any successor federal statute and the rules and regulations of the SEC thereunder, all as the same are in effect at the time, and includes, unless inconsistent with the context, applicable Canadian Securities Laws;

1.2.

“34 Act” means the United States Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same are in effect at the time;

1.3.

“Agreement” means this agreement and all schedules attached to this agreement, in each case as they may be amended or supplemented from time to time, and the expressions “hereof’, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this agreement and unless otherwise indicated, references to sections are to sections in this agreement;

1.4.

“Business Day” means any day, other than Saturday, Sunday or any statutory holiday in the Province of Ontario;

1.5.

“Canadian Prospectus” means a prospectus (including a short form prospectus and a translated prospectus) prepared in accordance with applicable Canadian Securities Laws for the purposes of qualifying securities for distribution to the public in any province or territory of Canada;

1.6.

“Canadian Securities Laws” means statutes and regulations applicable to the trading of securities in any province or territory of Canada, including applicable rules, policy statements and blanket rulings and orders promulgated by Canadian securities regulatory authorities;

1.7.

“Common Shares” means the common shares of the Corporation as they may be converted, consolidated, subdivided, exchanged, redesignated, reclassified, or otherwise changed from time to time;

1.8.

“Convertible Shares” means the Series A convertible preferred shares in the capital of the Corporation purchased under the Purchase Agreement by the Purchasers as set out in Schedule 1.8 opposite the name of each Purchaser, as those shares may be converted, consolidated, subdivided, exchanged, redesignated, reclassified, or otherwise changed from time to time;

1.9.

“Excluded Registration” means a registration relating solely to any one or more of the following: (i) a Rule 145 transaction under the 33 Act on Form S-4 or Form F-4 or any similar forms which may be promulgated in the future, or equivalent registration under Canadian Securities Laws; (ii) an offering solely to employees, in connection with an employee benefit, option or purchase plan or otherwise on Form S-8 or Form F-4 or Form F-80 or any similar forms which may be promulgated in the future, or equivalent registration under Canadian Securities Laws; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities; or (iv) the registration of Common Shares issuable upon the conversion of debt securities which are also being registered;

1.10.

“S-3 Initiating Holders” has the meaning attributed to that term in section 2.3.1;

1.11.

“Final Prospectus” has the meaning attributed to that term in section 2.8.1,

1.12.

“Holder” means (i) each Purchaser with respect to the Registrable Securities held by the Purchaser, and (ii) any person holding Registrable Securities to whom the rights under this Agreement have been transferred in accordance with section 2.12;

1.13.

“Indemnified Party” has the meaning attributed to that term in section 2.8.3;

1.14.

“Indemnifying Party” has the meaning attributed to that term in section 2.8.3;

1.15.

“Initial Public Offering” means the first registered offering of securities to the public, other than an Excluded Registration;

1.16.

“Initiating Holder” has the meaning attributed to that term in section 2.1.1 and a corresponding meaning, with necessary modifications, where used in sections 2.2 and 2.3;

1.17.

“Participating Holders” has the meaning attributed to that term in section 2.1.3.2 and a corresponding meaning, with necessary modifications, where used in sections 2.2 and 2.3;

1.18.

“register”, “registered” and “registration” means a registration effected by preparing and filing a registration statement or similar document in compliance with the 33 Act, and the declaration or ordering of the effectiveness of such registration statement or document, including appropriate qualification under applicable blue sky or other state securities laws.  In addition, unless inconsistent with the context: (i) the term “registration” and any references to the act of registering include the qualification under Canadian Securities Laws of a Canadian Prospectus in respect of a distribution to the public of securities; (ii) the term “registered” as applied to any securities includes a distribution to the public of the securities so qualified; (iii) the term “registration statement” includes a Canadian Prospectus; and (iv) any references to a registration statement having become effective, or similar references, shall include a Canadian Prospectus for which a final receipt has been obtained from the relevant Canadian securities regulatory authorities;

1.19.

“Registrable Securities” means Common Shares issued or issuable upon (a) conversion of the Convertible Shares registered in the names of the Holders, and (b) any stock split, stock dividend, recapitalization, reorganization or similar event,; provided, however, that such securities shall only be treated as Registrable Securities if and so long as they have not been sold: (i) to or through a broker or dealer or underwriter in a distribution to the public or a public securities transaction; (ii) to the public under an effective registration statement or prospectus; (iii) to the public under Rule 144 under the 33 Act (or any successor provision); or (iv) in a private transaction in which the transferor does not assign its rights under sections 2.1, 2.2, and 2.3; provided further that that such securities shall cease to be Registrable Securities when such securities become immediately saleable under Rule 144(k) under the 33 Act (or any successor provision).

1.20.

“Registration Expenses” means all expenses, except for Selling Expenses, incurred by the Corporation in complying with sections 2.1, 2.2, and 2.3, including, without limitation, all registration and filing fees, listing fees, printing expenses, translation expenses, escrow fees, fees and disbursements of counsel for the Corporation, blue sky fees and expenses, the expense of any special audits incident to or required by any registration and the fees and disbursements of one legal counsel for all Holders;

1.21.

“Request” has the meanings attributed to that term in sections 2.1.1 and 2.3.1;

1.22.

“SEC” means the Securities and Exchange Commission or any other federal agency at the time administering the 33 Act;

1.23.

“Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the Registrable Securities registered by the Holders and, except as described under “Registration Expenses”, the fees and disbursements of legal counsel for any Holder;

2.

Registration

2.1.

Demand Registration.

2.1.1.

Request for Registration.  If at any time following the date that is 180 days after the effective date of the registration statement for the Corporation’s Initial Public Offering, the Corporation receives from one or more Holders holding in the aggregate at least twenty-five (25%) of the outstanding Registrable Securities (an “Initiating Holder”) a written request (for the purposes of this section 2.1, a “Request”) that the Corporation effect any registration with respect to Registrable Securities, specifying the jurisdictions in which the Corporation is to effect that registration, and the anticipated aggregate net proceeds of that registration based on market prices at the date of the Request, net of Selling Expenses, is at least U.S.$10,000,000, the Corporation will:

2.1.1.1.

promptly give written notice of the Request to each Holder that is not an Initiating Holder; and

2.1.1.2.

as soon as practicable, and in any event within 90 days of its receipt of the Request, effect that registration (including, without limitation, appropriate compliance with applicable regulations issued under the 33 Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or that portion of the Registrable Securities as are specified in the Request, together with all or that portion of the Registrable Securities of each Holder who joins in the Request in a written request received by the Corporation within 10 Business Days after the Holder’s receipt from the Corporation of written notice of the Request, provided that, if the Corporation is permitted to do so in accordance with section 2.3 hereof, the Corporation shall file a registration statement on Form S-3 in fulfillment of a demand for registration and/or qualification requested pursuant this section (and, in such event, the aforementioned 90-day period shall be reduced to 45 days).

2.1.2.

Limitations on Request.  The Corporation will not be obligated to take any action to effect any registration under section 2.1:

2.1.2.1.

after the Corporation has effected two (2) registrations under section 2.1, and each such registration has been declared or ordered effective; a registration requested under section 2.1 will not be counted for the purposes of this section: (i) unless the registration statement has become effective within 90 days after the registration statement is first filed, (ii) if after it has become effective, the registration statement is subject to any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason that is not withdrawn within five (5) days, or (iii) if the Corporation does not satisfy the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with the registration;

2.1.2.2.

before the expiry of 180 days after the effective date of any registration statement pertaining to the Corporation’s Initial Public Offering;

2.1.2.3.

during the period that (i) begins on the 30th day before the Corporation’s good faith estimated date of filing of, and (ii) ends after the expiry of 180 days following the effective date of, any registration statement pertaining to securities of the Corporation (other than a registration of securities in connection with an Excluded Registration), provided that the Corporation is actively employing in good faith its best efforts to cause that registration statement to become effective;

2.1.2.4.

if the Corporation furnishes to the Initiating Holders a certificate signed by an executive officer of the Corporation stating that in the good faith judgment of the board of directors of the Corporation it would be seriously detrimental to the Corporation and its stockholders for a registration statement to be filed in the near future, in which case the Corporation’s obligation to use its best efforts to register under section 2.1 will be deferred for a period not to exceed 90 days from the date of receipt of the written request from the Initiating Holders, provided that the Corporation may not exercise this deferral right more than one time per 365 day period;

2.1.2.5.

in any particular jurisdiction in which the Corporation would be required to execute a general consent to service of process in effecting that registration unless the Corporation is already subject to service in that jurisdiction and except as may be required by the 33 Act; or

2.1.2.6.

if the requested registration is not legally possible in the written opinion of counsel to the Corporation under the securities laws (whether the 33 Act or Canadian Securities Laws) applicable to such registration.

2.1.3.

Underwriting of Demand Registration.

2.1.3.1.

If the Initiating Holders intend to distribute the Registrable Securities covered by a Request under section 2.1 by an underwriting, the Corporation will advise the Holders as part of the notice given under section 2.1.1.1 that the right of any Holder to registration under section 2.1 will be conditioned upon that Holder’s participation in those underwriting arrangements.

2.1.3.2.

The Corporation and all Holders proposing to distribute their securities through the underwriting (“Participating Holders”) will enter into an underwriting agreement in customary form with the underwriters selected by the Initiating Holders, acting reasonably.  The Participating Holders may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Corporation to and for the benefit of the underwriters, also be made to and for the benefit of the Participating Holders and that any or all of the conditions precedent to the obligations of the underwriters under the underwriting agreement shall be conditions precedent to the obligations of the Participating Holders.  No Participating Holder shall be required to make any representations or warranties to or agreements with the Corporation or the underwriters other than customary representations, warranties or agreements regarding such Holder, title to and liens affecting such Holder’s Registrable Securities, such Holder’s intended method of distribution and any other representation required by law.

2.1.3.3.

Despite any other provision of section 2.1, if the lead underwriter advises the Initiating Holders in writing that marketing factors require a limit on the number of Registrable Securities to be underwritten, the Corporation will so advise all Participating Holders, and the number of Registrable Securities that may be included in the registration and underwriting will be allocated, subject to section 2.15 hereof, among all Participating Holders in proportion, as nearly as practicable, to the respective numbers of Registrable Securities held by each Participating Holder at the time of filing the registration statement.  To facilitate this allocation, the underwriters may round the number of Registrable Securities allocated to any Holder to the nearest one hundred Registrable Securities.  The Corporation may include additional securities in the registration on the same terms as the Holders’ Registrable Securities only if (i) each of the Participating Holders has included all the Registrable Securities which that Holder desires to include in the registration, and (ii) the inclusion does not adversely affect the marketing of the Holders’ Registrable Securities included in that registration.  The Registrable Securities excluded from the underwriting shall be withheld from the market by the Participating Holders for a period that the lead underwriter reasonably determines is necessary to effect the underwriting, but in no event longer than 180 days.

2.1.3.4.

Any Participating Holder who disapproves of the terms of the underwriting may withdraw from the underwriting by written notice to the Corporation, the lead underwriter and the other Initiating Holders.  The Registrable Securities withdrawn will also be withdrawn from registration, and those Registrable Securities will continue to be subject to the terms of this Agreement, including, for greater certainty, section 3.

2.2.

Piggyback Registration.

2.2.1.

Notice of Registration.  If, at any time or from time to time, the Corporation proposes to register any of its equity securities, either for its own account or the account of a security holder or holders, other than in an Excluded Registration, the Corporation will:

2.2.1.1.

promptly give written notice of the proposed registration to all Holders; and

2.2.1.2.

include in that registration (including, without limitation, appropriate compliance with applicable regulations issued under the 33 Act and any other governmental requirements or regulations) and in any underwriting involved in the registration, all or that portion of the Registrable Securities of any Holder or Holders specified in a written request received by the Corporation within ten (10) Business Days after the Holders’ receipt of the written notice from the Corporation.

2.2.2.

Underwriting of Piggyback Registration.

2.2.2.1.

If the registration of which the Corporation gives notice is for a registered public offering involving an underwriting, the Corporation will so advise the Holders as part of the written notice given under section 2.2.1.1 that the right of any Holder to registration under section 2.2 will be conditioned upon that Holder’s participation in those underwriting arrangements.

2.2.2.2.

Any Holder proposing to distribute its Registrable Securities through the underwriting will (together with the Corporation and any other stockholders distributing their securities through that underwriting) enter into an underwriting agreement in customary form with the underwriters selected by the Initiating Holders, acting reasonably.  The Participating Holders may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Corporation to and for the benefit of such underwriters, also be made to and for the benefit of the Participating Holders and that any or all of the conditions precedent to the obligations of the underwriters under the underwriting agreement shall be conditions precedent to the obligations of the Participating Holders.  No Participating Holder shall be required to make any representations or warranties to or agreements with the Corporation or the underwriters other than customary representations, warranties or agreements regarding such Holder, title to and liens affecting such Holder’s Registrable Securities, such Holder’s intended method of distribution and any other representation required by law.

2.2.2.3.

Despite any other provision of section 2.2, if the lead underwriter advises the Corporation in writing that marketing factors require a limit on the number of securities to be underwritten, then the Corporation will advise all Participating Holders and other persons distributing their securities through such underwriting of this exclusion and the number of Registrable Securities, and other securities that may be included in the registration and underwriting will be allocated, subject to section 2.15 hereof, among the Participating Holders and the other stockholders in proportion, as nearly as practicable, to the respective number of Registrable Securities and other Common Shares held by that Participating Holder and the other persons at the time of filing the Registration Statement, but in no event shall the number of Registrable Securities of the Participating Holders included in the underwriting be reduced below 30 percent of the total number of securities included in such offering unless such offering is an Initial Public Offering, in which case the Registrable Securities may be excluded if the lead underwriter makes the determination described above and confirms such determination in writing to the Participating Holders and no other stockholders’ securities are included.  To facilitate this allocation, the Corporation or the underwriters may round the number of securities allocated to any Participating Holder or stockholder to the nearest one hundred securities.  The Registrable Securities excluded from the offering shall be withheld from the market by the Participating Holders for a period that the lead underwriter reasonably determines is necessary to effect the offering, but in no event longer than 180 days.

2.2.2.4.

Any Participating Holder who disapproves of the terms of the underwriting may withdraw from the underwriting by written notice to the Corporation, the lead underwriter and the other Initiating Holders.  The Registrable Securities withdrawn will also be withdrawn from registration, and those Registrable Securities will continue to be subject to the terms of this Agreement, including, for greater certainty, section 3.

2.2.3.

Right to Terminate Registration.  The Corporation has the right to terminate or withdraw any registration initiated by it before the effectiveness of the registration, whether or not any Holder has elected to include Registrable Securities in that registration under section 2.2.  If the Corporation decides to terminate or withdraw any registration initiated by it before the effectiveness of the registration, the Corporation shall, if so requested by Participating Holders of at least 20 percent of the Registrable Securities outstanding, promptly complete the registration, provided that this registered offering shall count as a registration under section 2.1.

2.3.

Registration on Form S-3.

2.3.1.

Request for Registration.  If the Corporation receives from one or more Holders (the “S-3 Initiating Holders”) a written request (for the purposes of this section 2.3, a “Request”) that the Corporation file a registration statement on Form S-3 (or any successor form to Form S-3) for a public offering of the Registrable Securities, specifying the jurisdictions in which the Corporation is to effect that registration and the anticipated aggregate net proceeds of that registration based on market prices at the date of the Request, net of Selling Expenses, is at least U.S.$10,000,000, and the Corporation is a registrant entitled to use Form S-3 to register the Registrable Securities for such an offering, the Corporation will:

2.3.1.1.

promptly give written notice of the Request to each Holder that is not an Initiating Holder; and

2.3.1.2.

as soon as practicable, and in any event within 60 days of its receipt of the Request, effect that registration (including, without limitation, appropriate compliance with applicable regulations issued under the 33 Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or that portion of the Registrable Securities as are specified in the Request, together with all or that portion of the Registrable Securities of each Holder who joins in the Request in a written request received by the Corporation within ten (10) Business Days after the Holder’s receipt from the Corporation of the written notice of the Request.

2.3.2.

Number of Registrations.  The Holders are entitled to an unlimited number of registrations on Form S-3 effected under section 2.3 and will not be counted as demands for registration or registrations effected under section 2.1.  A registration requested under section 2.3 will not be counted for the purposes of this section (i) unless the registration statement has become effective within 60 days of the date the registration statement is first filed, (ii) if after it has become effective, the registration statement is subject to any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason that is not withdrawn within 5 days, or (iii) if the Corporation does not satisfy the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with the registration.

2.3.3.

Limitations on Request.  The Corporation will not be obligated to take any action to effect any registration under section 2.3:

2.3.3.1.

before the expiry of 180 days after the effective date of any registration statement pertaining to the Corporation’s Initial Public Offering;

2.3.3.2.

during the period that (i) begins on the 30th day before the Corporation’s good faith estimated date of filing of, and (ii) ends after the expiry of 180 days following the effective date of, any registration statement pertaining to securities of the Corporation (other than a registration of securities in connection with an Excluded Registration), provided that the Corporation is actively employing in good faith commercially reasonable efforts to cause that registration statement to become effective;

2.3.3.3.

if the Corporation furnishes to the S-3 Initiating Holders a certificate signed by a senior officer of the Corporation stating that in the good faith judgment of the board of directors of the Corporation it would be seriously detrimental to the Corporation and its stockholders for a registration statement to be filed in the near future, in which case the Corporation’s obligation to use commercially reasonable efforts to register under section 2.3 will be deferred for a period not to exceed 90 days from the date of receipt of the written request from the S-3 Initiating Holders, provided that the Corporation may not exercise this deferral right more than one time per 365 day period; or

2.3.3.4.

in any particular jurisdiction in which the Corporation would be required to execute a general consent to service of process in effecting that registration unless the Corporation is already subject to service in that jurisdiction and except as may be required by the 33 Act.

2.3.4.

Underwriting of Registration on Form S-3 or Under National Instrument 44-101.

2.3.4.1.

If the S-3 Initiating Holders intend to distribute the Registrable Securities covered by a Request under section 2.3 by an underwriting, the Corporation will advise the Holders as part of the notice given under section 2.3.1.1 that the right of any Holder to registration under section 2.3 will be conditioned upon that Holder’s participation in those underwriting arrangements.

2.3.4.2.

The Corporation and all Participating Holders will enter into an underwriting agreement in customary form with the underwriters selected by the S-3 Initiating Holders, acting reasonably.  The Participating Holders may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Corporation to and for the benefit of the underwriters, also be made to and for the benefit of the Participating Holders and that any or all of the conditions precedent to the obligations of the underwriters under the underwriting agreement shall be conditions precedent to the obligations of the Participating Holders.  No Participating Holder shall be required to make any representations or warranties to or agreements with the Corporation or the underwriters other than customary representations, warranties or agreements regarding such Holder, title to and liens affecting such Holder’s Registrable Securities, such Holder’s intended method of distribution and any other representation required by law.

2.3.4.3.

Despite any other provision of section 2.3, if the lead underwriter advises the S-3 Initiating Holders in writing that marketing factors require a limit on the number of Registrable Securities to be underwritten, the Corporation will so advise all Participating Holders, and the number of Registrable Securities that may be included in the registration and underwriting will be allocated, subject to Section 2.15 hereof, among all Participating Holders in proportion, as nearly as practicable, to the respective numbers of Registrable Securities held by each Participating Holder at the time of filing the registration statement.  To facilitate this allocation, the Corporation or the underwriters may round the number of securities allocated to any Holder to the nearest one hundred Registrable Securities.  The Corporation may include additional securities in the registration on the same terms as the Holders’ Registrable Securities only if (i) each of the Participating Holders has included all the Registrable Securities which that Holder desires to include in the registration, and (ii) the inclusion does not adversely affect the marketing of the Holders’ Registrable Securities included in that registration.  The Registrable Securities excluded from the underwriting shall be withheld from the market by the Participating Holders for a period that the lead underwriter reasonably determines is necessary to effect the underwriting, but in no event longer than 180 days.

2.3.4.4.

Any Participating Holder who disapproves of the terms of the underwriting may withdraw from the underwriting by written notice to the Corporation, the lead underwriter and other S-3 Initiating Holders.  The Registrable Securities withdrawn will also be withdrawn from registration, and those Registrable Securities will continue to be subject to the terms of this Agreement, including, for greater certainty, section 3.

2.4.

General Limitation on Registrations.  Contemporaneous registrations of Registrable Securities in both the United States and Canada that are declared effective on the same date or within 30 days of each other are to be treated as one registration.

2.5.

Delay of Registration.  No Holder shall have any right, and each Holder waives any right it otherwise may have, to obtain or seek an injunction restraining or otherwise delaying any registration in connection with any controversy or disagreement that might arise with respect to the interpretation or implementation of this Agreement.

2.6.

Expenses of Registration.  All Registration Expenses will be paid by the Corporation, including the fees of one counsel for the selling Holders.

2.7.

Registration Procedures.  In the case of each registration of Registrable Securities effected by the Corporation under this Agreement, the Corporation will, as soon as possible:

2.7.1.

prepare and file a registration statement and prospectus with respect to those securities and use commercially reasonable efforts to cause that registration statement to become and remain effective for at least 180 days or until the distribution described in the registration statement and prospectus has been completed, whichever occurs first but in no case to exceed 180 days, provided that this 180 day period shall be extended by a period of time equal to any period during which the Holders refrain at the request of the Corporation or an underwriter of securities of the Corporation from selling any securities included in such registration;

2.7.2.

prepare and file such amendments (including post-effective amendments) and supplements to such registration statement and the prospectus as may be necessary to comply with the 33 Act and the 34 Act with respect to the disposition of all securities covered by the registration statement and prospectus for the period described in section 2.7.1;

2.7.3.

furnish to the Holders that number of copies of the registration statement, preliminary prospectus and final prospectus, as are required by the 33 Act, and such other documents as the Holders may reasonably request to facilitate the disposition of Registrable Securities owned by the Holders;

2.7.4.

notify Holders promptly after the Corporation receives notice of the time when such registration statement has become effective or a supplement to any prospectus forming part of such registration statement has been filed;

2.7.5.

notify Holders promptly of any request by any securities regulatory authority to the Corporation to amend or supplement the registration statement or prospectus or to supply additional information;

2.7.6.

register the Registrable Securities covered by the registration statement under such other securities laws or blue sky laws of such jurisdictions as the Holders may reasonably request, provided that the Corporation will not be required to qualify to do business or to file a general consent to service of process in any such jurisdictions, unless the Corporation is already subject to service in such jurisdiction and except as may be required by the 33 Act;

2.7.7.

in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriters for that offering;

2.7.8.

as soon as possible after becoming aware of any event as a result of which the registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, notify each Holder of Registrable Securities covered by a registration statement at any time when the registration statement is required to be delivered under the 33 Act, of the happening of that event, and use its best efforts to promptly prepare a supplement or amendment correcting such untrue statement or omission;

2.7.9.

cause all Registrable Securities registered under this Agreement to be listed on each securities exchange or national market system on which similar securities issued by the Corporation are then listed;

2.7.10.

provide a transfer agent, registrar and CUSIP number for all Registrable Securities registered under this Agreement, in each case not later than the effective date of the registration;

2.7.11.

provide, at the request of any Holder requesting registration of Registrable Securities under section 2, on the date that the Registrable Securities are delivered to the underwriters for sale in connection with that registration, if such securities are being sold through underwriters, or if the securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective:

2.7.11.1.

an opinion, dated that date, of the counsel representing the Corporation for the purposes of the registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities; and

2.7.11.2.

a letter, dated that date, from the independent certified public accountants or chartered accountants of the Corporation, in the form and substance that is customarily given by independent certified public accountants or chartered accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities, in which the accountants shall state (without limitation) that they are independent certified public accountants within the meaning of the 33 Act and that in the opinion of such accountants the financial statements and other financial data of the Corporation included in the registration statement and any amendment or supplement thereto comply in all material respects with the applicable accounting requirements of the 33 Act;

2.7.12.

use its best efforts to prevent the issuance of any stop order, cease trade order or other suspension of effectiveness of a registration statement or prospectus, and, if such an order or suspension is issued or made, obtain the withdrawal of the order or suspension at the earliest possible moment and to notify each Holder who holds Registrable Securities being sold (and, in the event of an underwritten offering, the managing underwriters) of the issuance of the order or suspension and how the order or suspension was resolved;

2.7.13.

hold in confidence and not make any disclosure of information about a Holder unless:

2.7.13.1.

disclosure of the information is necessary to comply with federal, state or provincial laws;

2.7.13.2.

the disclosure of the information is necessary to avoid or correct a misstatement or omission in any registration statement or prospectus or any amendment or supplement to the registration statement or prospectus;

2.7.13.3.

the release of such information is ordered under a subpoena or other order from a court or governmental body of competent jurisdiction; or

2.7.13.4.

the information has been made generally available to the public other than by disclosure in violation of this Agreement or any other agreement;

and the Corporation shall, upon learning that disclosure of information about a Holder is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt notice to such Holder before making the disclosure, and allow the Holder, at its expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, the information; and

2.7.14.

enter into such customary agreements and take such other customary actions as the Holders shall reasonably request to expedite or facilitate the disposition of the Registrable Securities, including, without limitation, preparing for, and participating in, such number of road shows and all such other customary selling efforts as the underwriters, if any, reasonably request to expedite or facilitate the disposition.

Upon receipt of any notice from the Corporation of the happening of any event of the kind described in section 2.7.8, each Holder will immediately discontinue the Holder’s disposition of Registrable Securities under the registration statement or prospectus until the Holder receives copies of the supplemented or amended registration statement or prospectus contemplated by section 2.7.8.  If so directed by the Corporation, the Holder will deliver to the Corporation (at the Corporation’s expense) all previously delivered copies, other than permanent file copies, then in the Holder’s possession, of the registration statement or prospectus.

2.8.

Indemnification.

2.8.1.

The Corporation will indemnify each Holder, each of its officers and directors and partners, and each person who controls any Holder within the meaning of section 15 of the 33 Act, and each underwriter, if any, and each person who controls any underwriter within the meaning of section 15 of the 33 Act against all losses, liabilities, claims, damages and expenses, including those incurred to settle any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement to any document incidental to the registration, or based on any omission (or alleged omission) to state a material fact required to be stated or necessary to make the statements, in light of the circumstances in which they were made, not misleading, or any violation by the Corporation of the 33 Act, the 34 Act, state securities law or any rule or regulation promulgated under any laws applicable to the Corporation in connection with any registration, and the Corporation will reimburse each Holder, each of its officers and directors, and each person who controls any Holder, each underwriter and each person who controls any underwriter, for all legal and all other expenses reasonably incurred, as such expenses are incurred, in connection with investigating, preparing or defending any loss, liability, claim, damages or expense; provided, however, that the indemnity contained in section 2.8 will not apply to amounts paid to settle any loss, liability, claim, damages or expense if the settlement is effected without the consent of the Corporation, which consent will not be unreasonably withheld; or to the extent that any claim, loss, damages, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Corporation by an instrument duly executed by any Holder, underwriter or person who controls an underwriter, and stated to be specifically for use in a registration statement or prospectus or any amendment or supplement to any document incidental to the registration; and provided further that the indemnity contained in this section 2.8.1, to the extent that it relates to any untrue statement, alleged untrue statement, omission or alleged omission made in a preliminary prospectus and corrected in the prospectus on file with the securities regulatory authority in the jurisdiction in which the loss, liability, claim, damages or expense is alleged to have arisen, at the time the registration statement becomes effective or the amended prospectus is filed with the SEC under Rule 424(b) (the “Final Prospectus”), will not inure to the benefit of any underwriter or any Holder if a copy of the Final Prospectus was not furnished to the person asserting the loss, liability, claim, damages or expense at or before the time the action is required by the 33 Act, and if the Final Prospectus would have cured the defect giving rise to the loss, liability, claim, damages or expense.

2.8.2.

Each Holder will, if Registrable Securities held by that Holder are included in the securities as to which the registration is being effected, indemnify the Corporation, each of its directors and officers, each underwriter, if any, of the Corporation’s securities covered by that registration statement, each person who controls the Corporation or any underwriter within the meaning of section 15 of the 33 Act, and any other Holder, each of its officers and directors and partners and each person who controls any other Holder within the meaning of section 15 of the 33 Act, against all losses, liabilities, claims, damages or expenses, including those incurred to settle any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement to any document incidental to the registration, or based on any omission (or alleged omission) to state in a document a material fact required to be stated or necessary to make the statements in light of the circumstances in which they were made, not misleading, and will reimburse the Corporation, the other Holders, the directors, officers, partners, underwriters or person who controls any of them for all legal and all other expenses reasonably incurred, as such expenses are incurred, in connection with investigating, preparing or defending any loss, liability, claim, damages or expense, in each case to the extent, but only to the extent, that each untrue statement or omission or alleged untrue statement or omission is made in a registration statement or prospectus in reliance upon and in conformity with written information furnished to the Corporation by an instrument duly executed by the Holder and stated to be specifically for use in a registration statement or prospectus, or any amendment or supplement to any document incidental to the registration; provided that the indemnity contained in this section 2.8.2 will not apply to amounts paid to settle any loss, liability, claim, damages or expense if the settlement is effected without the consent of the Holder, which consent will not be unreasonably withheld.  Despite this, the liability of each Holder under this section 2.8.2 will be limited in an amount equal to the net proceeds of the shares sold by that Holder.

2.8.3.

Each party entitled to indemnification under section 2.8 (the “Indemnified Party”) will give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after that Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and will permit the Indemnifying Party to assume the defense of any claim or any litigation, provided that counsel for the Indemnifying Party who will conduct the defense of the claim or litigation will be approved by the Indemnified Party (which approval will not be unreasonably withheld), and the Indemnified Party may participate in the defense at that party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided in this Agreement will not relieve the Indemnifying Party of its obligations under this Agreement unless the failure to give the notice is materially prejudicial to an Indemnifying Party’s ability to defend that action and provided further, that the Indemnifying Party will not assume the defense for matters in which there is a conflict of interest or separate and different defenses, in which case the Indemnifying Party will not be liable for the fees and expenses of more than one counsel for all Indemnified Parties, together with the fees and expenses of local counsel.  No Indemnifying Party, in the defense of any claim or litigation, will, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term from the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of the claim or litigation.

2.8.4.

The obligations of the Corporation and the Holders under section 2.8 shall survive the completion of any offering of Registrable Securities in a registration statement under section 2 and otherwise.

2.9.

Information from Holders.

2.9.1.

It shall be a condition precedent to the obligations of the Corporation to take any action under section 2 with respect to the Registrable Securities of any Holder that the Holder will (i) furnish to the Corporation any information about the Holder, the Registrable Securities held by the Holder and the distribution proposed by the Holder, and (ii) do such reasonable acts and things as the Corporation may from time to time request in writing and as is required to permit the Corporation to comply with the requirements of law in connection with any registration referred to in this Agreement.

2.9.2.

The Corporation shall have no obligation with respect to any registration requested under section 2.1 or 2.3 if, due to the operation of section 2.9.1, the anticipated aggregate net proceeds of the registration does not equal or exceed the minimum anticipated aggregate net proceeds set out in sections 2.1 and 2.3.

2.10.

Rule 144 Reporting and Form S-3 Requirements.  With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale from time to time of Registrable Securities to the public in the United States without registration, or under a registration on Form S-3, the Corporation agrees to:

2.10.1.

make and keep “public information” “available”, as those terms are understood and defined in Rule 144 under the 33 Act, at all times after the effective date that the Corporation becomes subject to the reporting requirements of the 33 Act or the 34 Act;

2.10.2.

take such action, including the voluntary registration of its Common  Shares under section 12 of the 34 Act, as is necessary to enable the Holders to use Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year of the Corporation in which the registration statement filed by the Corporation for its Initial Public Offering is declared effective;

2.10.3.

file with the SEC in a timely manner all reports and other documents required of the Corporation under the 33 Act and the 34 Act; and

2.10.4.

furnish to any Holder, so long as the Holder owns any Registrable Securities, promptly upon request:

2.10.4.1.

a written statement by the Corporation that it has complied with applicable reporting requirements of Rule 144, the 33 Act and the 34 Act, or, if applicable, that it qualifies as a registrant whose securities may be resold under Form S-3;

2.10.4.2.

a copy of the most recent annual or quarterly report of the Corporation and such other reports and documents so filed by the Corporation; and

2.10.4.3.

such other information as may be reasonably requested to permit the Holder to use any rule or regulation of the SEC that permits the selling of Registrable Securities without registration or under Form S-3.

2.11.

Canadian Resale and NI 44-101 Requirements.  With a view to making available the benefits of Canadian Securities Laws that may permit the sale from time to time (or at any time)of Registrable Securities to the public in Canada without a prospectus, or under a short form prospectus under National Instrument 44-101, the Corporation agrees to:

2.11.1.

cause all such Registrable Securities registered under this Agreement to be listed on each Canadian stock exchange or quotation system on which similar securities issued by the Corporation are then listed; and

2.11.2.

file with the appropriate regulatory authorities in a timely manner all reports and other documents required of the Corporation under Canadian Securities Laws at any time after the date that the Corporation becomes a reporting issuer under Canadian Securities Laws.

2.12.

Transfer of Registration Rights.  The rights to cause the Corporation to register securities granted to any Holder under sections 2.1, 2.2 and 2.3 may be assigned to a transferee or assignee of Registrable Securities if:

2.12.1.

the transfer may otherwise be effected under applicable law and the Unanimous Shareholder Agreement of even date herewith between the Corporation, SunOpta Inc. and the Purchasers, as may be amended from time to time (the “Shareholder Agreement”);

2.12.2.

the transferee agrees in writing with the Corporation to be bound by this Agreement; and

2.12.3.

the total number of registrations that may be exercised under this Agreement by all Holders is not increased.

2.13.

Termination of Registration Rights.

2.13.1.

All registration rights of a Holder granted under section 2 shall terminate and be of no further force and effect on the first to occur of

2.13.1.1.

the fifth anniversary of the consummation of the sale of securities in connection with a Qualified IPO (as defined in the Shareholder Agreement);

2.13.1.2.

as to any Holder, such date after the closing of the Corporation’s Initial Public Offering as all Registrable Securities held or entitled to be held upon conversion by that Holder may immediately be sold under Rule 144 during any 90 day period;

provided, however, that the provisions of section 2.13.1.2 will not apply to any Holder until such time as such Holder owns less than one percent of the Corporation’s outstanding Common Shares.

2.14.

Limitations on Subsequent Registration Rights.  After the date of this Agreement, the Corporation will not, without the prior written consent of all of the Holders holding at least 51% of the Registrable Securities, which may be withheld for any reason, enter into with any holder or prospective holder of any securities of the Corporation any agreement that would allow the holder or prospective holder:

2.14.1.

to include any securities in any registration filed under sections 2.1, 2.2 or 2.3, unless under the terms of that agreement, the holder or prospective holder may include the securities in any such registration only to the extent that the inclusion of his or her securities will not reduce the amount of the Registrable Securities of the Holders which is included; or

2.14.2.

to make a demand registration that could result in the registration statement for that demand registration being declared effective before the earlier of either of the dates set forth in section 2.1.1 or within 180 days of the effective date of any registration effected under section 2.1; or

2.14.3.

any other rights senior to or having priority over the rights of the
Purchasers under this Agreement.

2.15.

Allocation of Cutback.  If the amount of securities to be included in any registration is to be reduced in accordance with the provisions of this Agreement, the securities that would otherwise be included in such registration will be reduced in the following order:

(i)

all securities that the Corporation or shareholders other than the Holders seek to include in the registration will be excluded from the registration to the extent limitation on the number of shares included in the registration is required; and

(iii)

if still further limitation on the number of securities to be included in the registration is required, then the number of Registrable Securities held by the Holders that may be included in the registration will be reduced by the required amount on a pro rata basis for all Holders in accordance with the number of Registrable Securities held by each such Holder.

3.

Lock-up Agreement

3.1.

In connection with the Corporation’s Initial Public Offering, each Holder agrees, upon request of the Corporation or the underwriters for any underwritten Initial Public Offering, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Corporation held immediately before the Initial Public Offering (other than those included in the Initial Public Offering registration) without the prior written consent of the Corporation or the underwriters, as the case may be, for that number of days (not to exceed 180 days) after the effective date of the Initial Public Offering registration as may be requested by the underwriters.  Each Holder agrees that the Corporation may instruct its transfer agent to place stop-transfer notations in its records to enforce the provisions of this section.  The Corporation will not release any Holder from the provisions of this section 3.1 in respect of all or any of such Holder’s Registrable Securities unless a release is provided in respect of the Registrable Securities held by all of the Holders on a pro-rata basis.

3.2.

Nothing in this Agreement derogates from or otherwise affects each Holder’s obligations under Canadian Securities Laws, the rules of a stock exchange or any agreement relating to escrow of securities in connection with the Corporation’s Initial Public Offering.

4.

Amendment

Any provision of this Agreement may be amended or the observance of any provision of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Corporation and the Holders of at least two-thirds of the total number of Registrable Securities.

5.

Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

6.

Entire Agreement

This Agreement contains the entire agreement between the parties relating to its subject matter and supersedes all prior agreements with respect thereto, including the Prior Agreement.

7.

Notices

Any notice, request or other communication required or permitted to be given hereunder shall be in writing and shall be given by prepaid first-class mail, by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided.  Any such notice or other communication, if mailed by prepaid first class mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the fourth Business Day after the post marked date thereof, or if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the Business Day following the sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee.  Notice of change of address shall also be governed by this section.  In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications shall be delivered by hand or sent by facsimile or other means of electronic communication and shall be deemed to have been received in accordance with this section.  Notices and other communications shall be addressed as follows:

(a)

if to the Corporation:

SunOpta Bioprocess Inc.

2838 Bovaird Drive West

Brampton, Ontario

L7A 0H2

Attention:

President

Telecopier number:

905-455-2529

with copies to the Corporation’s Counsel at:

Wildeboer Dellelce LLP

Suite 800

Wildeboer Dellelce Place

365 Bay Street

Toronto, Ontairo

M5H 2V1

Attention:

Troy Pocaluyko

Telecopier number:

416-361-1790

(b)

if to a Holder, at the address for the Holder shown on the books of the Corporation.

The failure to send or deliver a copy of a notice to the Corporation’s counsel will not invalidate any notice given under this section.

8.

Counterparts

This Agreement may be signed in counterparts and by facsimile and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the parties have duly executed this Agreement.

SUNOPTA BIOPROCESS INC.

By:_____________________________________

Name:

Title:

BLACKROCK INVESTMENT MANAGEMENT
(UK) LIMITED

By:_____________________________________

Name:

Title:

[registration rights agreement signature page]

TRIMARK CANADIAN RESOURCES FUND,
by its manager
AIM FUNDS MANAGEMENT INC.

By:_____________________________________

Name:

Title:

[registration rights agreement signature page]

WILDSTOIC LLC

By:_____________________________________
Name:
Title:

[Additional Signature Pages to be Added Once
Purchasers’ List is Finalized]

SCHEDULE A

Series A Convertible Preferred Shares

Name and Address of Purchasers	Number of Shares
BlackRock Investment Management (UK) Limited 33 King William Street London, UK EC4R 9A5	1,150,000
Trimark Canadian Resources Fund, by its Manager, AIM Funds Management Inc. 5140 Yonge Street Suite 900 Toronto, Ontario M2N 6X7	35,000
Wildstoic LLC 3033 Central Street Evanston, Illinois 60201	50,000
Rod Fuller 205 Corrie Crescent Waterloo, Ontario N2L 5W3	5,000
Wendy Strub 317 Bushwood Court Waterloo, Ontario N2T 2E5	2,500
Peter J. Chandler 317 Bushwood Court Waterloo, Ontario N2T 2E5	7,500
Todd L. Noffke 1629 Hinman Avenue Evanston, IL 60201	8,000
GWL Growth Equity Fund 31st Floor TD Bank Tower Toronto, Ontario M5K 1E9	6,419
London Life Growth Equity Fund 31st Floor TD Bank Tower Toronto, Ontario M5K 1E9	25,221

IG AGF Canadian Diversified Growth Fund 31st Floor TD Bank Tower Toronto, Ontario M5K 1E9	19,348
IG AGF Canadian Diversified Growth Class 31st Floor TD Bank Tower Toronto, Ontario M5K 1E9	1,482
AGF Canadian Growth Equity Fund 31st Floor TD Bank Tower Toronto, Ontario M5K 1E9	85,030
MacKenzie Financial Corporation 150 Bloor Street West Toronto, Ontario M5W 3B5	50,000
Canaccord Capital Corporation 161 Bay Street Suite 3000 Toronto, Ontario M5J 2S1	54,500